Exhibit 16.1

January 11, 2017

Securities and Exchange Commission 100 F Street, N.E.
Washington, D.C. 20549 Ladies and Gentlemen:
We were previously principal accountants for Medite Cancer Diagnostics, Inc. (the Company) and on April 12, 2016, we reported on the consolidated financial statements of the Company as of and for the year ended December 31, 2015. On January 5, 2017, we were dismissed as the Company’s independent registered public accounting firm.

We have read the Company’s statements included under Item 4.01 of its Form 8-K dated January 11, 2017, and we agree with such statements, except that we are not in a position to agree or disagree with (i) the Company’s statement that the audit committee of the board of directors engaged KMJ Corbin & Company LLP (KMJ) as the Company’s independent registered public accounting firm, (ii) the Company’s statement that KMJ was not consulted regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements and (iii) the Company’s statement that KMJ did not provide any written reports or oral advice considered by the Company in reaching a decision as to the accounting, auditing or financial reporting or any of the matters or events set forth in Item 304 of Regulation S-K.

Very truly yours,

     /s/ WithumSmith+Brown, PC
     Orlando, Florida